Exhibit 4.1

AMENDMENT TO

PREFERRED SHARES RIGHTS AGREEMENT

This AMENDMENT TO THE PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment”) is dated as of February 4, 2015 (the “Effective Date”) and amends the Preferred Shares Rights Agreement, dated as of January 16, 2015 (the “Rights Agreement”), by and between E2open, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eagle Parent Holdings, LLC, a Delaware limited liability company (“Parent”) and Eagle Acquisition Sub, Corp., a Delaware corporation (“Acquisition Sub”), dated as of February 4, 2015, pursuant to which, among other things, (a) Acquisition Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Acquisition Sub shall cease and the Company shall be the surviving Company (the “Surviving Company”) and a wholly owned subsidiary of Parent and (b) each share of the common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Cancelled Company Shares and Dissenting Shares (each, as defined in the Merger Agreement)) will be cancelled and extinguished and automatically converted into and thereafter represent the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, pursuant to resolutions adopted on February 4, 2015 (the “Board Resolutions”), the board of directors of the Company (the “Board”) has adopted and approved the Merger Agreement;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates, Preferred Shares or Common Shares;

WHEREAS, the Rights are currently redeemable and no person is an Acquiring Person;

WHEREAS, pursuant to the Board Resolutions, and in connection with entering into the Merger Agreement, the Board has unanimously determined that an amendment to the Rights Agreement is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

A.	Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions:

(ccc) “Acquisition Sub” means Eagle Acquisition Sub, Corp., a Delaware corporation.

(ddd) “Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(eee) “Exempt Person” has the meaning set forth in Section 38.

(fff) “Merger” has the meaning ascribed to such term in the Merger Agreement.

(ggg) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 4, 2015, by and among Parent, Acquisition Sub and the Company.

(hhh) “Parent” means Eagle Parent Holdings, LLC, a Delaware limited liability company.

(iii) “Support Agreements” has the meaning ascribed to such term in the Merger Agreement.

B.	The following is added as a new Section 38 of the Rights Agreement:

“Section 38. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, none of the approval, execution, delivery or performance of the Merger Agreement or the Support Agreements (or other substantially similar agreements), or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement or Support Agreements (or other substantially similar agreements), in each case in accordance with their respective terms, shall (a) result in a Shares Acquisition Date, a Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7, or otherwise, for consideration or exchanged pursuant to Section 24; (b) constitute an event described in Section 11(a)(ii) or Section 13; (c) cause any of Parent, Acquisition Sub, any party to any Support Agreement (or other substantially similar agreement) or their respective Affiliates or Associates (each, an “Exempt Person”) to be deemed to be an “Acquiring Person” for any purpose in this Agreement; or (d) cause any officer, director or employee of any Exempt Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by an Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or Support Agreements (or other substantially similar agreements), or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement or Support Agreements (or other substantially similar agreements). Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time and without any further action by the Rights Agent, the Company, Parent, Acquisition Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect. The Company will promptly notify the Rights Agent in writing upon the occurrence of the Effective Time. Until such written notice is provided to the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction adversely affects the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately; provided, further, that any such resignation shall in no way alter or otherwise modify the terms or effectiveness of this Amendment.

5. Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

E2OPEN, INC.

By:	/s/ Mark E. Woodward
Name:	Mark E. Woodward
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration